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                         SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C. 20549

                                      FORM 8-K

                                   CURRENT REPORT



                         Pursuant to Section 13 or 15(d) of
                         The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) September 21, 1995



                              AMERICAN EXPRESS COMPANY
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             (Exact name of registrant as specified in its charter)



             New York                   1-7657         13-4922250
   -------------------------------   --------------    ------------
     (State or other jurisdiction     (Commission       (IRS Employer
         of incorporation)            File Number)      Identification)


   American Express Tower, World Financial Center
   New York, New York                                         10285
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   (Address of principal executive offices)               (Zip Code)


   Registrant's telephone number,                      (212) 640-2000
   including area code                                 --------------


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    (Former name or former address, if changed since last report.)




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Item 5.  Other Events

           On September 21, 1995, American Express Company issued the following press release:

           NEW YORK, September 21, 1995 -- "Several major financial institutions have expressed an interest in acquiring the American Express Bank, a wholly-owned subsidiary of ours. As a result we have begun holding discussions about a possible sale. The inquiries were from companies who believe the Bank could be a better fit with their organizations than with ours, and a more important part of their future growth plans.

       "We have begun to review whether these inquiries represent an opportunity to realize value for our shareholders. That review will look at the value that might be realized from a sale, versus the longer term potential of the Bank as part of American Express.

       "During the past few years, the Bank has exited off-strategy businesses, addressed problems in the loan portfolio, improved credit quality and strengthened its compliance program. It has also begun to standardize operating systems, outsource information technology activities and reduce operating expenses.

       "The Bank is headquartered in New York, although its operations are largely in the overseas markets. It provides commercial, correspondent, private banking and consumer financial services to clients in 36 countries.

       "No final decision has yet been made about a sale. Details of any discussions with other institutions will be confidential and American Express said it would not have further comment until it has reached a definitive conclusion about whether to sell and to whom. The discussions and related process are expected to take several months to complete."
























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                                      SIGNATURE


       Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                AMERICAN EXPRESS COMPANY


                                By:    /s/ Stephen P. Norman
                                       ----------------------------
                                Name:  Stephen P. Norman
                                Title: Secretary



Dated:  September 21, 1995






































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